Exhibit 10.1

SECURITIES EXCHANGE AGREEMENT

by and among

XCELERATE INC.

and

JOHN JAY KLINE

Dated as of July 20, 2023

SECURITIES EXCHANGE AGREEMENT

This SECURITIES EXCHANGE AGREEMENT (this “Agreement”), dated as of July 20, 2023 (the “Effective Date”), is by and among Xcelerate Inc., a Florida corporation (“XCEL”) and John Jay Kline, individually (“Kline”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Kline owns an aggregate of 400,000 common shares of California Skin Research Inc., a California corporation (“CSRI”), representing 50% of the issued and outstanding shares of CSRI; and

WHEREAS, Kenneth Grand (“Grand”) owns an aggregate of 400,000 common shares of CSRI, representing the other 50% of the issued and outstanding shares of CSRI;

WHEREAS, concurrently with this transaction, XCEL is acquiring 352,000 shares of CSRI from Grand and wishes to acquire an additional 56,000 shares of CSRI from Kline and Kline has agreed to assign to XCEL 56,000 of the shares he currently owns in CSRI to XCEL in exchange for issuance of 2,000,000 shares of XCEL common stock;

WHEREAS, after closing of this transaction, it is the Parties’ intent and agreement that XCEL will own 408,0000 shares of CSRI comprising a 51% interest in the company, Kline will own 344,000 shares of CSRI comprising a 43% interest in the company, and Grand will own 48,000 shares of CSRI comprising a 6% interest in the company;

WHEREAS, concurrently with this transaction, XCEL is acquiring a majority interest in ESN Group, Inc., a California corporation (“ESN”) such that XCEL will own 142 shares of ESN comprising a 51% interest in that company, Kline will own 120 shares of ESN comprising a 43% interest in that company, and Grand will hold 17 shares of ESN comprising a 6% interest in that company;

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

Exchange of Securities

1.1. Securities Exchange.

On the Closing Date (as hereinafter defined), and on the terms and subject to the conditions set forth in this Agreement, Kline shall sell, transfer, convey, assign and deliver to XCEL 56,000 shares of CSRI owned by him (the “Kline CSRI Shares”) free and clear of all liens, in exchange for 2,000,000 newly issued common shares of XCEL at par value of $0.0010 per share, and free and clear of all liens (the “XCEL Shares”), and that certain promissory note in the amount of $176,858.17 payable from ESN to Kline shall be converted to equity in ESN such that Kline’s ownership interest in ESN shall increase from 12% to 43% and shall remain at 43% of the consolidated entity if and when XCEL elects to consolidate ESN and CSRI into NewCo. The exchange of the Kline CSRI Shares for the XCEL Shares, and the aforementioned conversion of the ESN note to equity in ESN, shall be defined herein as the “Exchange”. In connection with the Exchange, XCEL shall cooperate with Kline in the filing of IRS Form 83b for Kline’s acquisition of the XCEL Shares.

1.2. Closing.

The closing (the “Closing”) of the Exchange shall take place on the execution date hereof (the “Closing Date”) remotely via electronic exchange of documents and signatures.

ARTICLE II

Representations and Warranties of Kline

Kline represents and warrants to XCEL as follows.

2.1. Good Title of Kline CSRI Shares.

Kline is the record and beneficial owner and has good title to the Kline CSRI Shares, with the right and authority to sell and deliver the same to XCEL. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of XCEL as the new owner of such securities in the applicable securities registers of CSRI, XCEL will receive good title to the Kline CSRI Shares, free and clear of all liens.

2.2. Power and Authority.

Kline has the legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All acts required to be taken by Kline to enter into this Agreement and to carry out the exchange of securities herein have been properly taken. This Agreement constitutes a legal, valid and binding obligation of Kline, enforceable against Kline in accordance with the terms hereof.

2.3. No Conflicts.

The execution and delivery of this Agreement by Kline and the performance by Kline of his obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or governmental entity under any applicable laws; (b) will not violate any laws applicable to Kline; and (c) will not violate or breach any contractual obligation to which Kline is a party.

2.4. Litigation.

To Kline’s actual knowledge (with no duty of investigation), there is no pending proceeding against Kline that involves the Kline CSRI Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with the transaction proposed herein and, to the actual knowledge of Kline (with no duty of investigation), no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

2.5. No Finder’s Fee.

Kline has not created any obligation for any finder, investment banker or broker’s fee in connection with the transaction proposed herein.

2.6 Acquisition of XCEL Shares Entirely for Own Account.

Kline is acquiring the XCEL Shares proposed to be acquired hereunder for investment for his own account and not with a view to the resale or distribution of any part thereof, and Kline has no present intention of selling or otherwise distributing the XCEL Shares, except in compliance with applicable securities laws.

2.7 Available Information regarding XCEL Shares.

Kline has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of investment in XCEL and has had full access to all the information he considers necessary or appropriate to make an informed investment decision with respect to the XCEL Shares.

Securities Exchange Agreement

2

2.8 Non-Registration of XCEL Shares.

Kline understands that the XCEL Shares have not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Kline’s representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the XCEL Shares in accordance with XCEL’s charter documents or the laws of its jurisdiction of incorporation.

2.9 Restricted Securities for XCEL Shares.

Kline understands that the XCEL Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by Kline pursuant hereto, the XCEL Shares would be acquired in a transaction not involving a public offering. The issuance of the XCEL Shares hereunder is being affected in reliance upon an exemption from registration afforded under Section 4(a)(2) of the Securities Act. Kline further acknowledges that if the XCEL Shares are issued to Kline in accordance with the provisions of this Agreement, the XCEL Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. Kline represents that he is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.10 Legends on XCEL Shares.

It is understood that the XCEL Shares will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

2.11 Additional Legend on XCEL Shares.

Additionally, the XCEL Shares will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

ARTICLE III

Representations and Warranties of XCEL

XCEL represents and warrants to Kline as follows:

3.1 Organization, Standing and Power.

XCEL is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; is duly qualified to conduct interstate business and is in good standing in all jurisdictions in which it operates; and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on XCEL, a material adverse effect on the ability of XCEL to perform its obligations under this Agreement or on the ability of XCEL to consummate the transaction proposed herein.

Securities Exchange Agreement

3

3.2. Capital Structure of XCEL; Issuance of XCEL Shares.

The authorized capitalization of XCEL consists of 1,000,000,000 shares of common stock, 381,446,072 of which are issued and outstanding and 25,000,000 shares of preferred stock, of which 120,0000 shares of series b preferred stock are issued and outstanding. No shares of common stock or other voting securities of XCEL are issued, reserved for issuance or outstanding. All outstanding securities of XCEL are duly authorized, validly issued, fully paid and non- assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws, the XCEL constituent instruments or any contract to which XCEL is a party or otherwise bound. As of the Effective Date, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock- based performance units, commitments, contracts, arrangements or undertakings of any kind to which XCEL is a party or by which it is bound. The XCEL Shares shall be validly transferred to Kline free and clear of any and all liens, pledges, encumbrances, changes, or known claims of any kind, nature, or description.

3.3. Authority; Execution and Delivery; Enforceability.

XCEL has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transaction proposed herein. The execution and delivery by XCEL of this Agreement and the consummation by XCEL of the Exchange have been duly authorized and approved by the Board of Directors of XCEL and no other corporate proceedings on the part of XCEL are necessary to authorize this Agreement and the Exchange. When executed and delivered, this Agreement will be enforceable against XCEL in accordance with its terms.

3.4. No Conflicts; Consents.

(a) The execution and delivery by XCEL of this Agreement does not, and the consummation of the Exchange and compliance with the terms hereof will not, conflict with, or result in any violation of or default under, any provision of (i) the XCEL charter, (ii) any contract to which XCEL is a party or to which any of its properties or assets is subject or (iii) any material judgment, order or decree or material law applicable to XCEL.

(b) No consent of, or registration, declaration or filing with, or permit from, any governmental entity is required to be obtained or made by or with respect to XCEL in connection with the execution, delivery and performance of this Agreement or the consummation of the Exchange.

3.5. Litigation.

There is no litigation, lawsuit, proceeding or other action against or affecting XCEL or any of its assets or properties which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the XCEL Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in an XCEL material adverse effect.

3.6. Brokers.

No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Exchange based upon arrangements made by or on behalf of XCEL.

3.7 XCEL Financial and Business Information.

Since the execution of that certain letter of intent between the Parties dated as of April 4, 2023, there has not been any materially adverse change in the financial condition, liabilities, assets, business, operations, or prospects of XCEL, including, but not limited to, (a) any materially adverse destruction, damage to, or loss of any asset of XCEL; (b) any decrease in the par value of the XCEL Shares as set forth in this Agreement; or (c) any materially adverse change in the nature of XCEL’s business operations, cash readiness, or long-term financial plans.

Securities Exchange Agreement

4

3.8 Available Information regarding CSRI and Its Shares.

XCEL has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in CSRI and has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to Kline’s CSRI Shares. XCEL has conducted its own due diligence about CSRI and ESN. XCEL is not relying upon any representations or warranties from Kline about CSRI or ESN that are not set forth in this Agreement.

3.9 Non-Registration of Kline’s CSRI Shares.

XCEL understands that Kline’s CSRI Shares have not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of XCEL’s representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to Kline’s CSRI Shares in accordance with CSRI’s incorporation documents or the laws of its jurisdiction of incorporation.

3.10 Restricted Securities for Kline’s CSRI Shares.

XCEL understands that Kline’s CSRI Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by XCEL pursuant hereto, Kline’s CSRI Shares would be acquired in a transaction not involving a public offering.

The issuance of Kline’s CSRI Shares hereunder is being affected in reliance upon an exemption from registration afforded under Section 4(a)(2) of the Securities Act. XCEL further acknowledges that if Kline’s CSRI Shares are issued to XCEL in accordance with the provisions of this Agreement, Kline’s CSRI Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. XCEL represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

ARTICLE IV

Closing Date Deliverables

4.1 On or before the Closing Date, the Parties shall undertake the following actions:

(a) Share Transfer Documents. Kline shall have delivered to XCEL certificate(s) representing the Kline CSRI Shares or a duly executed stock power in a form acceptable to XCEL, transferring the Kline CSRI Shares to XCEL.

(b) XCEL Certificate. XCEL shall deliver or cause to be delivered to Kline a stock certificate representing ownership of 2,000,000 common shares of XCEL “restricted” common stock in a form reasonably acceptable to Kline.

(c) Each Party’s representations, warranties, and covenants in this Agreement shall be true and correct in all material respects as of the Closing.

(d) XCEL shall execute, on behalf of ESN and CSRI as their majority owners, that certain Employment Agreement dated as of July 20, 2023, by and between ESN, CSRI, and Kline in the form set forth as Exhibit A, which is attached hereto and incorporated herein by this reference.

ARTICLE V

Covenants

5.1 Blue Sky Laws.

XCEL shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the XCEL Stock in connection with this Agreement.

Securities Exchange Agreement

5

5.2 Fees and Expenses.

All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses.

5.3 Transfer to Trust; Kline Beneficiary.

Notwithstanding anything herein to the contrary, Kline may at any time transfer the XCEL Shares into a revocable trust in which he is both a trustee and current income beneficiary without violating this Agreement or any other agreements to which the Parties are bound including any XCEL shareholder agreement or bylaws, CSRI shareholder agreement or bylaws, or ESN shareholder agreement or bylaws, and without prior consent of XCEL, CSRI, ESN, or NewCo. The Parties expressly covenant and agree that upon Kline’s death, Kline’s interest in the XCEL Shares, CSRI shares, ESN shares, and NewCo shares and this Agreement shall vest in his spouse (Karen B. Cole) as permitted under 17 CFR section 240.16b-5 and any other applicable laws.

5.4 Non-Dilution.

Upon the consummation of the transaction contemplated in this Agreement, XCEL will be the 51% owner of ESN and Kline will be the 43% owner of ESN, and XCEL will be the 51% owner of CSRI and Kline will be the 43% owner of CSRI. XCEL, as the future majority owner of ESN and CSRI, may elect to merge ESN and CSRI, convert the merged company into a Delaware entity or other new entity, or otherwise restructure one or both companies (collectively, the “Restructure”). In consideration of the foregoing, XCEL, on behalf of itself, its successors and assigns (including, but not limited to, any purchasers, assignees or transferees of XCEL’s interests in CSRI and ESN), covenants, represents, warrants, and agrees that for any period of time in which Kline owns any shares, of any class, of ESN or CSRI or any new company or companies formed through the Restructure (“NewCo”), (a) there shall be no dilution to Kline’s 43% ownership interest in ESN, Kline’s 43% ownership interest in CSRI, or Kline’s 43% ownership interest in NewCo in any manner whatsoever, whether by stock split, reverse stock split, new stock issuance, stock reclassification or otherwise; (b) in the event that XCEL (or its successors or assigns) issues any additional shares in CSRI, ESN or NewCo (whether through issuance of additional authorized stock, increasing the authorized stock, or otherwise), then CSRI, ESN, and NewCo, as applicable, shall then correspondingly increase the amount of securities in CSRI, ESN, and NewCo, as applicable, held by Kline so that his proportionate ownership of CSRI, ESN, and NewCo are not decreased; (c) Kline’s shares in CSRI, ESN, and NewCo shall not be reclassified to decrease or deprive Kline of the voting rights and monetary value associated his ownership interest in the respective companies; and (d) XCEL, including its successors and assigns, shall take all commercially reasonable steps to protect the valuation of ESN, CSRI, and NewCo and shall not take any actions, such as selling all or substantially all the assets of ESN, CSRI, or NewCo to a separate entity, to circumvent the purpose of this clause (which is protecting Kline’s 43% interest in ESN, CSRI, and, if formed, NewCo). For avoidance of doubt, this non-dilution clause shall apply and remain in effect during any such time period that Kline’s shares are held by Kline or his heirs. Nothing in this provision shall prevent Kline from selling any or all of his interest in ESN, CSRI, or NewCo, nor prevent XCEL from selling any or all of its interest in ESN, CSRI, or NewCo; provided, however, that this non-dilution clause shall be binding upon any and all successors and assigns of XCEL. The Parties may, at any time, mutually agree in writing to amendment of this Section 5.4.

5.5 Board Seat.

The Parties anticipate that XCEL will form a brand subsidiary (“XCEL Brand”). XCEL, inclusive of its successors and assigns, shall offer Kline a board seat on the XCEL Brand board of directors and the position of president.

5.6 XCEL’s Right of First Refusal.

Kline shall not sell, assign, pledge, or any manner transfer any of his shares in ESN, CSRI, or NewCo, except by a transfer that meets the requirements set forth below.

(a) If Kline desires to sell or otherwise transfer any of his shares in ESN, CSRI, or NewCo (collectively, for purposes of this Section 5.6, “Kline’s NewCo Shares”), then Kline shall first give written notice thereof (the “Option Notice”) to XCEL. The Option Notice shall name the proposed transferee and state that number of shares to be transferred, the proposed consideration, and all other terms and conditions of the proposed transfer.

Securities Exchange Agreement

6

(b) For thirty (30) days following receipt of the Option Notice, XCEL shall have the option to purchase all (but not less than all) of the shares specified in the Option Notice at the price and on the terms set forth in such notice; provided, however, that, with Kline’s consent, XCEL shall have the option to purchase a lesser portion of the shares specified in said notice at the price and upon the terms set forth therein. In the event of a gift, property settlement, or other transfer in which the proposed transferee is not paying the full price for the shares, and that is not otherwise exempted from this Section 5.6, the price shall be deemed to be the fair market value of the stock at such time as determined by independent appraisal or mutual consent of the parties. In the event that XCEL elects to purchase all of Kline’s NewCo Shares or, with Kline’s consent, a lesser portion of Kline’s NewCo Shares, XCEL shall give written notice to Kline of XCEL’s election and settlement for the shares shall be made as provided below in subsection 5.4(d).

(c) XCEL shall not assign its rights hereunder.

(d) In the event XCEL elects to acquire any of Kline’s NewCo Shares as specified in the Option Notice, then XCEL shall notify Kline in writing and settlement thereof shall be made in cash within thirty (30) days after XCEL receives the Option Notice; provided, however, that if the terms of payment set forth in the Option Notice were other than cash against delivery, XCEL shall pay for said shares on the same terms and conditions set forth in the Option Notice.

(e) In the event that XCEL does not elect to acquire all of Kline’s NewCo Shares listed in the Option Notice, Kline may, within the sixty (60)-day period following the expiration or waiver of the option rights granted to XCEL, transfer such shares to a third party on the terms and conditions set forth in the Option Notice.

(f) Notwithstanding anything herein to the contrary, the Parties agree that the following transactions shall be exempt from the provisions of this Section 5.6: (i) Kline’s transfer of any or all of Kline’s NewCo Shares held during his lifetime to a trust in accordance with Section 5.3, or on Kline’s death by will or intestacy to his immediate family or to any custodian or trustee for the account of Kline or his immediate family; and (ii) Kline’s transfer of any or all of Kline’s NewCo Shares to pursuant to and in accordance with the terms of any merger, consolidation, reclassification, or reorganization of ESN, CSRI, or NewCo.

(g) If Kline’s sale or transfer of Kline’s NewCo Shares results in Kline owning less than 6% of ESN, CSRI, or NewCo, then Kline shall be deemed to have terminated his employment with ESN, CSRI, and NewCo, in which event Kline shall not be entitled to severance payment under his employment agreement with ESN, CSRI, and NewCo.

(h) The provisions of this Section 5.6 may be waived, amended, or repealed by the mutual written consent of Kline and XCEL.

ARTICLE VI

Miscellaneous

6.1 All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to XCEL, to:

Michael O’Shea, President

Xcelerate Inc.

110 Renaissance Circle

Mauldin, South Carolina 29662

Email: mfo@frgi.net

with a copy to:

Andrew I. Telsey, P.C.

6198 S Moline Ct.

Englewood, CO 80111

Email: andrew@telseylaw.com

Securities Exchange Agreement

7

If to Kline, to:

John Jay Kline

6035 Falcon St.

Ventura, CA 93003

with a copy to:

Jacquelyn D. Ruffin

Myers, Widders, Gibson, Jones & Feingold LLP

39 N. California St.

Ventura, CA 93001 j

ruffin@mwgjlaw.com

6.2 Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Exchange is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Exchange are fulfilled to the extent possible.

6.3 Counterparts; Facsimile Execution.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

6.4 Entire Agreement; Third Party Beneficiaries.

This Agreement constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Exchange and is not intended to confer upon any person other than the Parties any rights or remedies.

6.5 Governing Law; Venue.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of California for all substantive and procedural matters, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Delaware are mandatorily applicable to the Exchange. The Parties agree that the jurisdiction and venue of any action brought to enforce any term and condition of this Agreement lies in the state or federal courts located in the County of Ventura, State of California. The Parties hereby irrevocably submit themselves to the jurisdiction of the Courts of the State of California, Ventura County and the jurisdiction of the United States District Court for the Central District of California for the purpose of any suit, action or other proceeding arising out of or related to this Agreement. The Parties hereby waive and expressly agree not to assert, in any way, any claim or allegation that they are not personally subject to the jurisdiction of the courts named above. The Parties further agree to waive any claim or allegation that the suit, action, or proceeding is either brought in an inconvenient forum or that the related venue is improper

6.6 Assignment.

Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties; provided, however, that Kline’s interest in the XCEL Shares, CSRI shares, ESN shares, and NewCo shares, and all associated rights under this Agreement, shall vest in Kline’s spouse Karen B. Cole upon Kline’s death without prior consent from XCEL. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns

Securities Exchange Agreement

8

6.7 Attorneys’ Fees.

If any Party retain counsel for the purpose of enforcing, or preventing the breach of, any provision hereof, including, but not limited to, the institution of any action or proceeding, whether by arbitration, judicial or quasi-judicial action or otherwise, to enforce any provision hereof, or for a declaration of any such Party’s rights or obligations hereunder, then, whether such matter is resolved by negotiations, or by arbitration or judicial determination, the prevailing Party shall be entitled to be reimbursed by the losing Party for all costs and expenses incurred thereby, including, but not limited to, reasonable attorneys’ fees for the services rendered to such prevailing Party.

6.8 Dispute Resolution.

The Parties shall attempt to resolve any disputes by informal meet and confer. If the Parties are unable to resolve their dispute by an informal meet and confer process, then the Parties shall submit the dispute for binding arbitration, in accordance with California Code of Civil Procedure Sections 1280-1294.2, in Ventura County, California, before a neutral arbitrator selected from Judicate West (or if it no longer exists, from the American Arbitration Association (AAA), of it that no longer exists, from JAMS, or if that no longer exists, from a similar arbitration organization.) If the Parties cannot agree upon an arbitrator, then each Party shall select an arbitrator and those two arbitrators shall select a third arbitrator who shall arbitrate the dispute. Arbitration shall be conducted in accordance with the applicable arbitration association’s then current rules related to commercial arbitration. The Parties shall have all rights to depositions and discovery as provided under the rules of the selected arbitration organization. The arbitrator must apply California law to the proceeding. The arbitrator has the power to grant all legal and equitable remedies including provisional remedies and award compensatory damages provided by law, but the arbitrator may not order relief in excess of what a court could order. The arbitrator must prepare and provide the parties with a written award including factual findings and the legal reasoning upon which the award is based. The arbitrator may award the prevailing party expert witness fees, and other litigation expenses, expended or incurred in such arbitration or litigation. Any court having jurisdiction may enter judgment on the award rendered by the arbitrator or correct or vacate such award as provided by applicable law pursuant to California Code of Civil Procedure section 1285. The Parties understand that by agreeing to binding arbitration, they are giving up the rights they may otherwise have to trial by a court or a jury and all rights of appeal, and to an award of punitive or exemplary damages.

Securities Exchange Agreement

9

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized signatories as of the Effective Date.

“ XCEL”

XCELERATE, INC.

By: /s/ Michael O’Shea

Name: Michael O’Shea

Title: Chief Executive Officer

“Kline”

/s/ John Jay Kline

John Jay Kline

Securities Exchange Agreement

10